Exhibit 6.2

CERTIFICATE OF DESIGNATIONS

OF

BIOQUEST CORP.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES A PREFERRED STOCK

Pursuant to the Nevada Corporation Law, BioQuest Corp., a corporation organized and existing under the laws of Nevada (the “Company”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and pursuant to the Nevada Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on August 16, 2024, duly adopted a resolution providing for the issuance of a series of shares of Series A Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of BioQuest Corp. by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of “Series A Preferred Stock”; and

FURTHER RESOLVED, that the Series A Preferred Stock shall consist of 85,000 shares; and

FURTHER RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below.

Section 1. DESIGNATION OF SERIES.

The shares of such series shall be designated as the Series A Preferred Stock and the number of shares initially constituting such series shall be up to 85,000 shares (the “Preferred Stock”).

Section 2. DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a) “Business Day” means a day in which a majority of the banks in the State of Nevada in the United States of America are open for business.

(b) “Common Stock” means the Company’s $0.001 par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(c) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

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(d) “Holder” shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which subscribes for the Preferred Stock, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company.

(e) “Holders” shall mean all Holders of the Series A Preferred Stock.

(f) “Junior Stock” Junior Stock shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company created after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock upon the liquidation, winding-up or dissolution of the Company.

(g) “Liquidation Preference” shall mean the original issue price per share for each share of Series A Preferred Stock (as appropriately adjusted for any Recapitalizations).

(h) “Original Issue Date” shall mean the date upon which the shares of Series A Preferred Stock are first issued.

(i) “Series A Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Series A Preferred Stock shares.

(j) “Recapitalization: shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(k) “Restricted Shares” means any shares of the Company’s stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

SECTION 3. DIVIDENDS.

(a) The holders of the Series A Preferred Stock shall not be entitled to receive any dividends except as may be declared by the Board of Directors.

(b) To the fullest extent permitted by Nevada Law, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

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SECTION 4. LIQUIDATION PREFERENCE

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of the Junior Stock by reason of their ownership of such stock.

(b) Remaining Assets. After the payment to the Holders of Series A Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior Stock, held by them.

(c) Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

SECTION 5. CONVERSION.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) at a conversion ratio of 1,000 shares of Common Stock for each 1 share of Series A Preferred Stock (1,000:1).

(b)	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares issued to the nearest whole number. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)	Mechanics of Conversion.

i.	Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series A Preferred Stock, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

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ii.	Redemption by the Corporation. On or after the 3rd anniversary of the issuance of shares of Series A Preferred Stock, the Corporation shall have the option to redeem the shares of Series A Preferred Stock either i) for shares of common stock at the Conversion Price; or ii) for cash at a price equal to the sum of the Conversion Price. The Corporation shall provide any holder of Series A Preferred Stock with 3 days written notice prior to any such redemption.

iii.	Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

iv.	Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

v.	Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

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(d)	Adjustments to Series A Preferred.

i.	Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable on the conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise, then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

ii.	Sales, Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another entity, the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another person or the sale, transfer or other disposition of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable on conversion of Series A Preferred Stock would have been entitled on such consolidation, merger or sale on the same basis as set forth herein.

(e)	Conversion Limitations. In no event shall the Holder, or any future Holder, be entitled to convert any portion of the Series A Preferred in excess of that portion of the Series A Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series A Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company at any given time. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

SECTION 6. VOTING. Except as otherwise provided herein or as otherwise required by law, the Series A Preferred shall have no voting rights. However, as long as any shares of Series A Preferred are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series A Preferred, or (d) enter into any agreement with respect to any of the foregoing.

SECTION 7. REDEMPTION. The Series A Preferred Stock shall have no redemption rights.

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SECTION 8. PROTECTIVE PROVISIONS. So long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law or otherwise) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a) Increase or decrease the total number of authorized shares of Series A Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, but excluding a stock split or reverse stock split of the Company’s Common Stock or Series A Preferred Stock, which such reverse split of the Company’s Common Stock reducing the conversion ratio of the Series A Preferred Stock proportionately (i.e. if the Company does a 10:1 reverse split the conversion ratio of the Series A Preferred Stock would be reduced from 1,000:1 to 100:1);

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares or other securities into shares of Series A Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein shall not require the authorization or approval of the existing shareholders of Series A Preferred Stock.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock. The Company may also designate and issue additional series of preferred stock from time to time in the sole discretion of the Company’s Board of Directors, which such rights, privileges, preferences and limitations shall be determined by the Company’s Board of Directors in its sole discretion, and which designations and issuances shall not require the approval of the holders of the Series A Preferred Stock.

SECTION 9. PREEMPTIVE RIGHTS. Holders of Series A Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS. The Company shall mail to all holders of Series A Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES. In addition to any other means of notice provided by law or in the Company’s Bylaws, any notice required by the provisions of this Designation to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder’s address appearing on the books of the Company.

SECTION 12. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

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(c) The Company will provide to the Holders of the Series A Preferred Stock all communications sent by the Company to the holders of the Common Stock.

(d) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designations.

(e) Shares of Common Stock converted into Series A Preferred Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Common Stock of the Company undesignated and may with any and all other authorized but unissued shares of Common Stock of the Company be designated or re-designated and issued or reissued.

(f) Notwithstanding the above terms and conditions of this Designation, the Liquidation Preference and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series A Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

(g) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

IN WITNESS WHEREOF, the Company has caused this Designation to be duly executed by its CEO and Director this 16th day of August, 2024

BioQuest Corp.

/s/ Thomas Hemingway
Thomas Hemingway, CEO and Director

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